MutualFirst Financial, Inc. Declares Cash Dividend

MUNCIE, Ind., Aug. 21, 2014 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ:MFSF), the holding company of MutualBank, has announced the Company will pay a cash dividend of $ .08 per share for the third quarter of 2014. The dividend will be payable on September 26, 2014 to shareholders of record on September 12, 2014.

David W. Heeter, President and Chief Executive Officer said, "MutualFirst continues to see growth in our core performance. Dividends play a big role in shareholder value and we are focused to continue building that value."

The Company and its subsidiary MutualBank are well capitalized and strong by all regulatory standards.

MutualFirst Financial, Inc. is the parent company for MutualBank, an Indiana-based financial institution. The company has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank is a leading mortgage lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management, trust services, investments and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the Internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and CEO, (765) 747-2880